Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Athene Holding Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.25% Senior Notes due 2054	Rules 457(o) and 457(r)	$1,000,000,000	99.381%	$993,810,000	0.00014760	$146,686.36

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amount					$993,810,000		$146,686.36

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$146,686.36

(1)

Calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on January 2, 2024 (File No. 333-276340), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act.